Exhibit 99.1

Wave Regains Compliance with Market Cap Rule of NASDAQ Capital Market

Series K Convertible Preferred Stock Converts to Shares of Class A Common Stock

Lee, MA—February 9, 2008—Wave Systems Corp. (NASDAQ: WAVX), announced today that it received notice from the NASDAQ Stock Market confirming that the market value of the company’s common stock has been above $35 million for ten consecutive trading days, in compliance with the rules governing continued listing on the NASDAQ Capital Market.

As previously reported, Wave received a delisting notice from the NASDAQ Stock Market in August for Wave’s failure to comply with the $50 million market value continued-listing requirement of the NASDAQ Global Market. Wave appealed the matter and requested that its listing be transferred to the NASDAQ Capital Market. In December, NASDAQ granted the request and transferred the company’s listing to the NASDAQ Capital Market, requiring Wave to demonstrate compliance with the $35 million market value rule by February 17, 2009 in order to maintain its listing.

Although Wave will continue to be listed on the NASDAQ Capital Market based on compliance with the $35 million market value rule, Wave remains required to gain compliance with the $1.00 minimum closing bid price listing requirement of the NASDAQ Capital Market. Based on the NASDAQ Stock Market’s suspension of the enforcement of the bid price rule, Wave has until on or about August 14, 2009 to gain compliance with the bid price rule. If Wave does not gain compliance with the bid price rule by the end of the compliance period, Wave may be subject to delisting or may be entitled to an additional 180-day period if Wave meets the other initial listing requirements of the NASDAQ Capital Market at the end of the compliance period.

Wave plans to exercise diligent efforts to maintain the listing of its common stock on The NASDAQ Capital Market, but there is no assurance that it will be successful in doing so.

SERIES K PREFERRED STOCK CONVERTS TO COMMON STOCK

All of the issued and outstanding shares of the company’s 8% Series K convertible preferred stock have been automatically converted into shares of the company’s Class A common stock as of February 5, 2009 (at a rate of 10,000 shares of common stock for each of the 456 shares of Series K preferred stock that have been converted). The average of the closing bid prices of the company’s Class A common stock for the fifteen-day trading period ending on February 5, 2009 was $0.706, exceeding the bid price target of $0.70 per share set forth in the Series K charter, and resulting in the automatic conversion of the securities into common stock and the elimination of any future dividend obligation on the Series K securities.

About Wave Systems

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM). TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today. Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions. For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

info@wavesys.com

413/243-1600